Exhibit 10.2

SECOND AMENDMENT TO MASTER LEASES

THIS SECOND AMENDMENT TO MASTER LEASES (this "Amendment") is made and entered into effective as of July 7, 2003 by and between AHC PROPERTIES, INC., a Delaware corporation ("Lessee"), and OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation ("Omega"), and OMEGA (KANSAS), INC., a Kansas corporation ("Omega Kansas"). Omega and Omega Kansas are each individually referred to in this Amendment as "Lessor" and collectively as "Lessors".

RECITALS:

      A.     As of June 14, 1999 (the "Effective Date"), Omega and Lessee entered into a Master Lease (as later amended, the "Omega Master Lease") pursuant to which, among other things, Omega leased to Lessee the Facilities identified on Exhibit A, which is attached hereto and incorporated herein, as the Omega Facilities (the "Omega Facilities").

      B.     Effective as of the Effective Date, Omega Kansas and Lessee entered into the Kansas Master Lease (as later amended, the "Kansas Master Lease") pursuant to which, among other things, Omega Kansas leased to Lessee the Facility identified on Exhibit A as the Kansas Facility (the "Kansas Facility"). The Omega Master Lease and the Kansas Master Lease are sometimes herein collectively referred to as the "Existing Master Leases".

      C.     Effective as of the Effective Date, Alterra Healthcare Corporation, a Delaware corporation ("Alterra"), executed a Lease Guaranty (the "Lease Guaranty") in favor of Omega and Omega Kansas pursuant to which, among other things, Alterra as a primary obligor guaranteed the obligations of Lessee under the Transaction Documents (as defined in the Existing Master Leases, as amended herein) including without limitation Lessee's obligations under the Existing Master Leases. Alterra's obligations under the Lease Guaranty are secured by (i) a Pledge Agreement (as later amended, the "Alterra Pledge Agreement") executed by Alterra, as pledgor, and Omega, as creditor, effective as of the Effective Date, and (ii) a Security Agreement (as later amended, the "Alterra Security Agreement") executed by Alterra, as debtor, and Omega, as creditor, effective as of the Effective Date.

      D.     The Existing Master Leases were amended by the Forbearance Agreement and Amendment to Master Leases dated as of January 31, 2002, among the Omega Entities and the Alterra Entities (the "Forbearance Agreement").

      E.     Pursuant to the terms of the Forbearance Agreement, and evidenced by a Termination of Memorandum of Short Form of Lease, effective as of October 3, 2002, the Omega Master Lease was terminated as the Facilities shown on Exhibit A as being located in Jeffersonville, IN (the "Jeffersonville Facilities"). The Omega Facilities, other than the Jeffersonville Facilities, and the Kansas Facilities are herein collectively referred to as the "Facilities".

      F.     Since January 1, 2003, Lessee has been, and continues to be, in default under each of the Existing Master Leases as more particularly set forth in the Settlement Agreement (defined below); certain of such defaults constitute Events of Defaults as defined in each of the Existing Master Leases and under each of the other Transaction Documents.

      G.     On January 22, 2003, Alterra filed a chapter 11 petition for reorganization relief in the United States Bankruptcy Court, District of Delaware, bearing Case No. 03-10254 (MFW) (the "Case"). As of the date of this Amendment, Lessee has not filed for bankruptcy.

      H.     On June 4, 2003, Omega, Omega Kansas, Lessee, Alterra, and certain affiliates of Alterra entered into a Settlement Agreement (the "Settlement Agreement"). Pursuant to the terms of the Settlement Agreement, the parties agreed, among other things, (1) to amend the Existing Master Leases as set forth in this Amendment, (2) to amend and restate the Lease Guaranty and the Alterra Security Agreement, (3) to provide Alterra an option, exercisable on a post-confirmation basis, to terminate the amended and restated Lease Guaranty and the amended and restated Alterra Security Agreement with the simultaneous delivery of a security deposit, and (4) to amend and restate the Alterra Pledge Agreement.

      I.     Lessors and Lessee wish to amend the Existing Master Leases as set forth in this Amendment.

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Definitions.

(a)     Any capitalized term used but not defined in this Amendment will have the meaning assigned to such term in the Existing Master Leases. From and after the Second Amendment Date, each reference in the Existing Master Leases or the other Transaction Documents to the "Lease" or "Master Lease" means, as applicable, the Existing Master Lease or Existing Master Leases as modified by this Amendment.

(b)     The following new defined terms are added to the Omega Master Lease and shall have the following meanings:

      Additional Rent: The amounts to paid by Lessee to Lessor in accordance with Section 3.6 of this Lease.

      Aggregate Base Rent Reduction: An amount equal to (1) the amount of Base Rent which would have been paid under this Lease over the Term of this Lease and the Kansas Master Lease after January 1, 2003, if such Base Rent had not been reduced pursuant to the Second Amendment, minus (2) the actual amount of Base Rent paid by Lessee or credited against Base Rent after January 1, 2003, determined as of the date of calculation, plus the amount of Base Rent to be paid by Lessee during the remainder of the Initial Term after the date of calculation, minus (3) the amount of Additional Rent paid prior to the date of calculation.

      EBITDA: The sum (determined on a consolidated basis in accordance with GAAP, consistently applied) for the Remaining Facilities of (a) net income (or net loss), (b) interest expenses, (c) income tax expenses, (d) depreciation expenses and (e) amortization expenses; provided, however, that EBITDA for any given year shall be calculated after paying (1) a management fee not in excess of 6% of gross revenues for the Remaining Facilities, and (2) the lesser of (i) $300 per unit ($75 per unit for purposes of quarterly calculations), or (ii) all capital expenditures in respect of the Remaining Facilities actually expended by Lessee in the applicable period.

      "Plan Effective Date" shall mean the effective date of the Plan of Reorganization.

      "Plan of Reorganization" A plan of reorganization for Guarantor in the Case which has been confirmed pursuant to 11 U.S.C. §1129 and 1141, the effective date of which has occurred.

      Remaining Facilities: means Alterra Sterling House of Briargate (Colorado Springs, CO), Alterra Sterling House of Kokomo (Kokomo, IN), Alterra Clare Bridge Cottage of SW Oklahoma City (Oklahoma City, OK), Alterra Sterling House of Bloomington (Bloomington, IN) and Alterra Clare Bridge Cottage of Goodlettsville (Goodlettsville, TN).

      Removed Facilities: means Alterra Clare Bridge Cottage of New Philadelphia (New Philadelphia, OH), Alterra Clare Bridge of Wichita (Wichita, KS) (subject to the Kansas Master Lease) and Alterra Clare Bridge of Silverdale (Silverdale, WA).

      Second Amendment: means that certain Second Amendment to Master Leases dated July __, 2003 by and between Lessee, Lessor, and the lessor under the Kansas Master Lease.

      Second Amendment Date: means July __, 2003, which is the effective date of the Second Amendment.

(c)     The following existing term of the Omega Master Lease is amended and restated as set forth below:

     Leased Properties: All of the Land, Leased Improvement, Related Rights and Lessor's Personal Property as to which this Lease is in effect as of the operative time, and excluding the "Jeffersonville Facilities" (as defined in the Forbearance Agreement) as of October 4, 2002 and excluding the Removed Facilities as of the applicable Facility Termination Date.

(d)     The following existing terms of the Existing Master Leases are amended and restated as set forth below:

     Fair Market Rent: The rent that, at the relevant time, a Facility or Facilities would most probably command in the open market, under a lease on substantially the same terms and conditions as are set forth in this Lease with a lessee unrelated to Lessor (i) having experience and a reputation in the health care industry reasonably equivalent to that of Guarantor and (ii) a credit standing reasonably equivalent to that of Guarantor (if this Lease is guaranteed by Guarantor at that time), or, if this Lease is not guaranteed by Guarantor at such time, of Lessee, with evidence of such rent being the rent that is being asked and agreed to at such time under any leases of facilities comparable to such Facility or Facilities being entered into at such time in which the lessees or lease guarantors meet the qualifications set forth in this sentence. Fair Market Rent shall be determined in accordance with the appraisal procedure set forth in Article XXXII or in such other manner as may be mutually acceptable to Lessor and Lessee.

      Security Deposit: Intentionally Deleted.

      Transaction Documents: The Omega Master Lease, the Kansas Master Lease, the Purchase Agreement, that certain Forbearance Agreement dated effective as of January 31, 2002, the Additional Documents (as defined in the Forbearance Agreement), the Settlement Agreement dated as of June 4, 2003, the Settlement Documents (as defined in the Settlement Agreement) and the letter of credit agreements, security agreements, pledge agreements, subordination agreements, guaranties and other documents which evidence, secure or otherwise relate to this Lease, the Kansas Master Lease, the Purchase Agreement, the Forbearance Agreement, the Additional Documents, the Settlement Agreement, the Settlement Documents, and any and all amendments, modifications, extensions and renewals of any of the foregoing documents.

      Transfer: The (a) assignment, mortgaging or other encumbering of all or any part of Lessee's interest in this Lease or in the Leased Properties, or (b) subletting of the whole or any part of any Leased Property, or (c) entering into of any Management Agreement or other arrangement under which any Facility is operated by or licensed to be operated by an entity other than Alterra Healthcare Corporation or any Guarantor, or (d) merger, consolidation or reorganization of a corporate Lessee or of any corporate Guarantor (but only while such Guarantor's Guaranty is required to remain in effect), or the sale, issuance, or transfer, cumulatively or in one transaction, of any voting stock by

Lessee, any Guarantor (while such Guarantor's Guaranty is required to remain in effect) or by Persons who are stockholders of record of Lessee or any Guarantor (while such Guarantor's Guaranty is required to remain in effect), which (with respect to such merger, consolidation, reorganization, sale, issuance or transfer, as applicable) results in a change of Control of Lessee or any such Guarantor, or (e) sale, issuance or transfer, cumulatively or in one transaction, of any interest, or the termination of any interest, in Lessee or any Guarantor (while such Guarantor's Guaranty is required to remain in effect), if Lessee or such Guarantor is a joint venture, partnership, limited liability company or other association (other than a corporation), which results in a change of Control of such joint venture, partnership or other association. Notwithstanding the foregoing, a change in Control of Lessee or any Guarantor (while such Guarantor's Guaranty is required to remain in effect) resulting from (a) a sale, issuance or transfer of any stock in such Guarantor or (b) a merger, consolidation, reorganization or other business combination involving such Guarantor or a sale of all or substantially all of the assets of such Guarantor shall not constitute a "Transfer," provided that (i) if such transaction occurs after the Plan Effective Date, then, after giving effect to the change of Control, the Net Worth of the Guarantor or such successor entity, on a consolidated basis, is positive (the requirements of this clause (i) being inapplicable to any such transaction occurring on or prior to the Plan Effective Date); and (ii) in the event of a merger, consolidation, reorganization or other business combination involving Guarantor or a sale of all or substantially all of the assets of such Guarantor, if Guarantor has not been relieved pursuant to Section 10.1 of the Settlement Agreement of its obligations to guaranty the obligations of Lessee, then the successor entity of Guarantor, if Guarantor does not survive such transaction (or the entity acquiring all or substantially all of the assets of such Guarantor), if any, executes and delivers to Lessor a Guaranty, in substantially the form of the Guaranty executed by Guarantor, pursuant to which the successor entity guarantees to Lessor the payment and performance by Lessee of its obligations under this Lease to the same extent provided in the Guaranty executed by Guarantor.

      2.     Reduction in Base Rent for Omega Master Lease. The definition of "Base Rent" set forth in Article 1 of the Omega Master Lease is hereby amended and restated in its entirety as follows:

     Base Rent:

(A)     On and after January 1, 2003, the Base Rent for the remainder of the Initial Term shall be:

(1)     For the Lease Year commencing January 1, 2003, $1,450,000; and

(2)     For each Lease Year

in the Initial Term commencing on or after January 1, 2004, the Base Rent for the immediately preceding Lease Year increased by fifty percent (50%) of the (a) sum of the Gross Revenue Increase, if any, for the immediately preceding Lease Year and (b) the aggregate Carryover for all prior Lease Years occurring after the Lease Year commencing January 1, 2003; provided, however, that the Base Rent for a Lease Year shall never be less than the Base Rent for the immediately preceding Lease Year nor more than 1.025% of the Base Rent for the immediately preceding Lease Year.

(B)      During a Renewal Term, the Base Rent shall be:

(1)     For the first Lease Year of the Renewal Term, the greater of (a) 1.025% of the Base Rent for the immediately preceding Lease Year or (b) the Fair Market Rent for the Leased Properties on the first day of such Renewal Term as agreed upon by Lessor and Lessee, or, if prior to the commencement of such Renewal Term they are unable to agree, as determined by an appraisal pursuant to Article XXXII of this Lease; provided, however, that in no event shall the Base Rent for the first Lease Year of the Renewal Term ever be less than the Base Rent for the immediately preceding Lease Year nor more than 1.15% of the Base Rent for the immediately preceding Lease Year; and

(2)     For each succeeding Lease Year during such Renewal Term, the Base Rent for the immediately preceding Lease Year increased by application of the formula set forth in (A)(2) above.

3.     Additional Rent. A new Section 3.6 is added to the Omega Master Lease as follows:

3.6     Additional Rent. Beginning with the Lease Year commencing January 1, 2003, Lessee will pay Lessor, as Additional Rent, an amount equal to twenty-five percent (25%) of the amount by which EBITDA for the Remaining Facilities exceeds Three Hundred Thousand Dollars ($300,000) for each Lease Year during the Term; provided, however, that in no event will the aggregate amount of Additional Rent paid by Lessee to Lessor during the Term exceed the sum of the Aggregate Base Rent Reduction. The Additional Rent shall initially be (a) calculated each quarter, but on a cumulative quarterly basis, during each Lease Year and (b) if payable, shall be paid by Lessee to Lessor within five (5) days following the date the applicable quarterly financial reports for the Remaining Facilities for each quarter during a Lease Year are to be delivered by Lessee to Lessor under this Lease. Within five (5) days following the date the quarterly reports for the Remaining Facilities for the fourth (4th) quarter are to be delivered by Lessee to Lessor pursuant to this Lease, the amount of Additional Rent due and owing for such Lease Year shall be recalculated and compared to the total quarterly Additional Rent payments made by Lessee to Lessor during the course of such Lease Year. If the aggregate amount of Additional Rent paid by Lessee during such Lease Year is greater than the amount due and owing for such Lease Year according to the quarterly reports, then Lessor shall, at its option, either (1) immediately refund the excess amount to Lessee, or (2) credit the amount against future amounts coming due under the Lease. If the aggregate amount of Additional Rent paid by Lessee during such Lease Year is less than the amount due and owing for such Lease Year according to the certified financial reports, then Lessee shall pay the additional amount to Lessor within thirty (30) days thereafter.

4.     Elimination of Base Rent for the Kansas Master Lease. Omega Kansas and Lessee have agreed that the Base Rent payable under the Omega Kansas Lease shall be eliminated. Accordingly, the definition of "Base Rent" set forth in Article 1 of the Kansas Master Lease is hereby amended and restated in its entirety as follows:

      Base Rent:     On and after January 1, 2003, no Base Rent shall be payable under this Lease.

5.     No Security Deposit.     Omega, Omega Kansas and Lessee have agreed that no Security Deposits shall be required under the Existing Master Leases. Accordingly, Articles XXXIX of each of the Existing Master Leases are hereby deleted in their entirety.

6.     Financial Covenants.     Section 8.2.1.1 and 8.2.1.2 of each of the Existing Master Leases is hereby amended and restated in its entirety as follows:

8.2.1.1           During the pendency of the Case, Lessee and Guarantor shall not be required to maintain a minimum Net Worth. At all times after the Plan Effective Date, Lessee and Guarantor, on a consolidated basis, shall maintain a positive Net Worth.

8.2.1.2     Cash Flow to Rent Ratio. On and after March 31, 2004, Lessee shall achieve and thereafter maintain, on a trailing three (3) month basis, a Cash Flow to Rent Ratio of not less than 1.0. In determining Lessee's compliance with this financial covenant, Lessee's Cash Flow for the pertinent fiscal period shall be reduced by an amount equal to a management fee equal to five percent (5%) of Gross Revenues for the applicable period and shall be calculated only for the Remaining Facilities.

7.     Insurance Requirements.

(a)     Section 13.1 of each of the Existing Master Leases is hereby amended by deleting the requirement that the insurance required to be carried comply with the financial size category of "Class VIII" contained in subsection (a) of the first sentence.

(b)     The following sentence is hereby added to the end of Section 13.1 of each of the Existing Master Leases:

Any liability policy carried hereunder may be a "claims made" policy, rather than an "occurrence" policy, and Lessee may choose to implement an insurance program which is a fully-funded rent-a-captive program.

       (c)     Sections 13.2.4 and 13.2.5 of each of the Existing Master Leases are hereby amended and restated in their entirety as follows:

      13.2.4     Claims for personal injury or property damage under a policy of commercial general public liability insurance with a combined single limit per occurrence in respect of bodily injury and death and property damage of One Million Dollars ($1,000,000.00), and an aggregate limitation of not less than Two Million Dollars ($2,000,000.00) (which limit shall be increased to Five Million Dollars ($5,000,000) in the aggregate as and as when such amount of insurance becomes generally available to operators of assisted living facilities owned by institutional landlords and similar to the Facilities at commercially reasonable rates), which insurance may be written on either an 'occurrence' or a 'claims made' basis;

      13.2.5     Claims arising out of malpractice in an amount not less than One Million Dollars ($1,000,000.00) for each person and for each occurrence (with umbrella coverage of not less than Two Million Dollars ($2,000,000.00) (which aggregate limit shall be increased to Five Million Dollars ($5,000,000) in the aggregate as and when such amount of insurance becomes generally available to operators of assisted living facilities owned by institutional landlords and similar to the Facilities at commercially reasonable rates), which insurance may be written or either an "occurrence" or a "claims made" basis and if written on a "claims-made" basis, Lessee shall also provide continuous liability coverage for claims arising during the Term either by obtaining an endorsement providing for an extended reporting period reasonably acceptable to Lessor in the event such policy is canceled or not renewed for any reason whatsoever, or by obtaining "tail" insurance coverage converting the policies to "occurrence" basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term;

      (d)     Sections 13.8 of the Existing Master Leases are hereby deleted in their entirety.

8.     The Removed Facilities The following shall be added as a new Article XXXXI to the Omega Master Lease:

      40.1     In accordance with the request of Lessee, this Lease shall be terminated as to each of the Removed Facilities which are Leased Properties hereunder effective for each Removed Facility on the date set by written notice given by Lessor at least thirty (30) days prior to the effective date (each, a "Facility Termination Date"). Commencing on the date which is six (6) months after the date of this Amendment and ending on the applicable Facility Termination Date, Lessor agrees to pay Lessee $10,000.00 per month

(prorated on a daily basis) for each Removed Facility with respect to which the Lease has not been terminated. Lessor shall not be entitled to any payment or damages as a consequence of the termination of the Lease as to the Removed Facilities. Following each Facility Termination Date, the Lease shall continue as one indivisible lease of the Remaining Facilities, but such Removed Facilities shall no longer constitute Leased Properties hereunder for any purpose.

      40.2     Lessee acknowledges and agrees that Omega would not have been willing to enter into the Settlement Agreement or this Amendment, or to agree to continue the Omega Master Lease after its termination with respect to the Removed Facilities, without the agreement of Lessee that the Omega Master Lease would thereafter continue as one indivisible master lease of the Remaining Facilities.

9.     The following shall be added as a new Article XXXXI to the Kansas Master Lease:

      In accordance with the request of Lessee, this Lease shall be terminated effective on the date set by written notice given by Lessor at least thirty (30) days prior to the effective date (the "Termination Date"). Commencing on the date which is six months after the date of this Amendment and ending on the Termination Date, Lessor agrees to pay Lessee $10,000.00 per month (prorated on a daily basis). Lessor shall not be entitled to any payment or damages as a consequence of the termination of this Lease.

10.      Lessee's Cooperation in Transitioning Facilities The obligations of Lessee under Section 12 of the Forbearance Agreement with regard to Terminated Facilities (as defined in the Forbearance Agreement) shall continue in full force and effect and shall apply to the Removed Facilities as and when the applicable Existing Master Lease has been terminated with respect to such Removed Facilities.

11.     Amendment of "Event of Default" re: Termination of Guaranty. Subparagraphs (b) and (s) of the definition of "Event of Default" in each of the Existing Master Leases are hereby amended and restated as follows:

      (b)     Lessee, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it, or a court of competent jurisdiction enters an order or decree appointing a receiver of Lessee or, after the Plan Effective Date, any Guarantor (while such Guarantor's Guaranty is required to remain in effect), or of the whole or substantially all of its property, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree is not vacated or set aside or stayed within ninety (90) days from the date of the entry thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC § § 101, et seq.) and to the provisions of Section 16.7, below;

*     *     *

      (s)     After the Plan Effective Date and while such Guarantor's Guaranty is required to remain in effect, the issuance or entry against Guarantor of any award or judgment exceeding any applicable insurance coverage by more than ONE HUNDRED THOUSAND DOLLARS ($100,000.00) and either (i) enforcement proceedings shall have been commenced by any creditor upon such award or judgment or (ii) such award or judgment shall continue unsatisfied and in effect for a period of ten (10) consecutive days without an insurance company satisfactory to Lessor (in its sole and absolute discretion) having agreed to fund such award or judgment in a manner satisfactory to Lessor (in its sole and absolute discretion);

12.     Consent to Management Agreements. Lessors hereby consent to the entry by Lessee into the Amended and Restated Management Agreements (as defined in the Settlement Agreement) and to the management of the Leased Properties by Guarantor pursuant thereto.

13.     Address for Notices. Lessee's and Lessor's address for notices under Section 31.1 of the Existing Master Leases is hereby changed to the following:

To Lessee:

Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, Wisconsin 53226
Attention: Mark W. Ohlendorf
Telephone No.: 414-918-5400
Fax No.: 414-918-5055

 With a copy to (which shall not
constitute notice) Rogers & Hardin LLP
229 Peachtree Street, N.E.
Suite 2700
Atlanta, Georgia 30303
Attention: Miriam J. Dent, Esq.
Telephone No.: 404-420-4608
Fax No.: 404-525-2224

To Lessor:

Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, Maryland 21093
Attn: Daniel J. Booth
Telephone No.: 410-427-1700
Facsimile No.: 410-427-8800

With copy to (which shall not
constitute notice):

Myers Nelson Dillon & Shierk
125 Ottawa Ave., NW, Suite 370
Grand Rapids, Michigan 49503
Attn: Mark Derwent
Telephone No.: (616) 233-9640
Facsimile No.: (616) 233-9642

14.     Enforceability of Lease. Except as expressly and specifically set forth in this Amendment, the Existing Master Leases and the other Transaction Documents remain unmodified and in full force and effect.

15.     Execution and Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but when taken together shall constitute one and the same Amendment.

16.Headings; Exhibits. Section headings used in this Amendment are for reference only and shall not affect the construction of this Amendment. All exhibits and attachments attached hereto are incorporated herein by this reference.

17.     Entire Agreement. This Amendment together with the Existing Master Leases and the other Transaction Documents is intended by the parties to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein and therein.

Signatures on following page.

      IN WITNESS WHEREOF, this Second Amendment to Master Leases has been fully executed and delivered as of the date set forth above.

AHC PROPERTIES, INC., a Delaware corporation

By:     /s/ Kristin A. Ferge
Name:     Kristin A. Ferge
Title:     Vice President

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:     /s/ Daniel J. Booth
Name:     Daniel J. Booth
Title:     Chief Operating Officer

OMEGA (KANSAS), INC., a Kansas corporation

By:     /s/ Daniel J. Booth
Name:     Daniel J. Booth
Title:     Chief Operating Officer

CONSENT OF SUBLESSEES

      The undersigned, each being an affiliate of Alterra, and a sublessee of a Facility, do hereby consent to the execution of the Second Amendment to Master Leases, and acknowledge that all terms and conditions of the subleases and other documents which they have executed in connection with the Facilities shall remain in full force and effect.

SUBLESSEES:

Sterling Cottage of Oklahoma City LLC, a Delaware limited liability company
Sterling House of Kokomo L.P., a Delaware limited partnership

By:     Alterra Healthcare Corporation, a Delaware corporation, its Member

By:     Kristin A. Ferge
Its:  Vice President

EXHIBIT A

LIST OF FACILITIES

THE OMEGA FACILITIES

Alterra Sterling House of Bloomington
3802 South Sare Road
Bloomington, IN 47401
(Monroe County)

Alterra Clare Bridge Cottage of SW Oklahoma City
10001 South May Avenue
Oklahoma City, OK 73159
(Cleveland County)

Alterra Sterling House of Kokomo
3025 West Sycamore Road
Kokomo, IN 46901
(Howard County)

Alterra Clare Bridge Cottage of Goodlettsville I
3001 Business Park Circle
Goodlettsville, TN 37072
(Sumner County)

Alterra Clare Bridge Cottage of New Philadelphia
716 Commercial Avenue, SW
New Philadelphia, OH 44663
(Tuscarawas County)

Alterra Clare Bridge of Silverdale
1501 NW Tower View Circle
Silverdale, WA 98383
(Kitsap County)

Alterra Sterling House of Jeffersonville
2715A Charleston Pike
Jeffersonville, IN 47130
(Clark County)

Alterra Clare Bridge Cottage of Jeffersonville
2715B Charleston Pike
Jeffersonville, IN 47130
(Clark County)

Alterra Sterling House of Briargate
7560 Lexington Drive
Colorado Springs, CO 80920
(El Paso County)

THE KANSAS FACILITY
Alterra Clare Bridge of Wichita
9191 East 21st Street North
Wichita, KS 67206
(Sedgwick County)